CORT BUSINESS SERVICES CORPORATION
                              4401 Fair Lakes Court
                             Fairfax, Virginia 22033


                                November 4, 1999


CBF Holding LLC CBF Mergerco Inc.
c/o Bruckmann, Rosser, Sherrill & Co., Inc.
126 East 56th Street
New York, New York 10022
Attention:  Bruce Bruckmann


     Re:  CORT Business Services Corporation
          ----------------------------------

Dear Bruce:

     Reference is made to the Amended and Restated Agreement and Plan of Merger among CBF Holding LLC, CBF Mergerco Inc. and CORT Business Services Corporation (the "Company") dated as of August 12, 1999 (the "Merger Agreement"). This is to confirm the parties' agreement to terminate the Merger Agreement as of the date hereof and to treat this termination for purposes of Section 7.3 as a termination under Section 7.1(c)(ii).

     By signing below, the parties agree to the foregoing on behalf of themselves and their respective successors and assigns.

Sincerely,

CORT BUSINESS SERVICES CORPORATION

By:  /s/ Paul N. Arnold
     ----------------------


ACKNOWLEDGED AND AGREED TO:


CBF HOLDING LLC

By:  /s/ Bruce C. Bruckmann
     ----------------------


CBF MERGERCO INC.

By:  /s/ Bruce C. Bruckmann
     ----------------------